FOR IMMEDIATE RELEASE

                 DYNAMIC HOMES ANNOUNCES SALE OF SHAGAWA RESORT

    STRATEGIC SALES TO ENABLE DYNAMIC TO FOCUS ON CORE HOMEBUILDING BUSINESS

March 20, 2000 - Detroit Lakes, MN - Dynamic Homes, Inc. (Nasdaq: DYHM) today announced that it has signed a purchase agreement for the sale of the assets of Shagawa Resort, Inc. to Grand Ely Lodge, LLC.

The purchase agreement calls for a purchase price of $2,300,000 plus the assumption of various obligations of the resort, which has operated under the license of a Holiday Inn SunSpree Resort since its inception in 1996. The sale is expected to close by May 1, 2000, subject to certain contingencies.

Scott D. Lindemann, Dynamic's president, said the sale of this resort is a highly positive development for the Company, since resort property management is not a strategic fit with Dynamic's core competency in home construction. As a result, the sale of the resort will allow Dynamic to refocus its efforts on the modular home market.

As previously reported in November, 1999, the Company has retained the services of Dougherty Summit Securities, LLC to assist the Company in exploring strategic alternatives for enhancing shareholder value, which may include the merger of the Company or the sale of its remaining assets. There can be no assurance this exploration will result in proposals acceptable to the Company or that any transaction will be completed.

Dynamic Homes is a leading regional builder of modular single-family homes and multi-family/commercial buildings. Its products are marketed through a network of builder/dealers in Minnesota, Iowa, Nebraska, North Dakota, South Dakota and Wisconsin.

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For additional information, contact:
Scott D. Lindemann, President
(218) 847-2611

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Statements about the Company's anticipated performance are forward-looking and therefore involve certain risks and uncertainties, including but not limited to: the strength and timing of incoming orders, interest rates, the health of the region's agricultural economy, competitive considerations, and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission.
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